                                                                    EXHIBIT 10.3

ROBERT L. LONG
PRESIDENT AND CHIEF EXECUTIVE OFFICER

August 20, 2004

Dear___________:

Transocean Inc. (the "Company") hereby grants to you effective as of July 8, 2004 the opportunity to receive up to a maximum of___________ restricted shares ("Contingent Restricted Shares") of the ordinary shares, par value US $0.01 per share, of the Company ("Ordinary Shares") in accordance with the Transocean Inc. Long-Term Incentive Plan (the "Plan"). The exact amount of your award will be determined during the first half of 2006 (with the actual date referred to as the "Determination Date"). Please refer to the attached Appendix 1, Terms and Conditions of Employee Contingent Restricted Ordinary Share Award, for further details.

Normal vesting of the shares earned (if any) is indicated below ("Vesting Schedule"), excepting events as defined in the attached Appendix 1:

                         PERCENTAGE OF
   VESTING DATE          SHARES VESTING
-------------------      --------------
 Determination Date          33-1/3%
   January 1, 2007           33-1/3%
   January 1, 2008           33-1/3%

Your Contingent Restricted Shares are subject to the terms and conditions set forth in the enclosed Plan, the Prospectus for the Plan, any additional terms and conditions set forth in the attached Appendix 1 and any rules and regulations adopted by the Board of Directors.

This award letter and the attachments contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Congratulations on your award.

Very truly yours,

Robert L. Long
Enclosures

(713)232-7001 FAX        (713)232-7619 OFFICE        blong@houston.deepwater.com

                                   APPENDIX 1
                                 TO AWARD LETTER

                             TERMS AND CONDITIONS OF
               EMPLOYEE CONTINGENT RESTRICTED ORDINARY SHARE AWARD
                         JULY 8, 2004 (THE "GRANT DATE")

The contingent award by Transocean Inc. (the "Company") to you effective as of the Grant Date for the opportunity to, if certain conditions are met, receive Restricted ordinary shares, par value US $0.01 per share, of the Company ("Restricted Shares") is subject to the terms and conditions set forth in the Transocean Inc. Long-Term Incentive Plan (the "Plan"), the enclosed Prospectus for the Plan, any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors (the "Committee"), and any additional terms and conditions set forth in this Appendix 1 (which includes Exhibit A attached hereto) which form a part of the attached award letter to you ("Award Letter"). Any terms used and not defined in the Award Letter have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.

1.    DETERMINATION OF EARNED SHARES

      (a)   EARNED SHARES

            The exact number of Restricted Shares that will actually be earned by and granted to you and subject to the vesting described herein (the "Earned Shares") out of the total maximum number of Restricted Shares described in the Award Letter (the "Total Potential Grant") will be based upon the achievement by the Company of the two performance standards described below over the two-year period of calendar years 2004 and 2005 (the "Performance Cycle"). The determination by the Committee with respect to the achievement of such performance standards will be made in the first half of 2006 after all necessary Company and peer information is available. The specific date on which such determination is formally made and approved by the Committee is referred to as the "Determination Date". After the Determination Date, the Company will notify you of the number of Earned Shares, if any, to be actually granted to you and the number of shares that vest on each vesting date.

            The performance standards and the amount of shares out of the Total Potential Grant which may be earned are as follows:

            (i) One half of the Total Potential Grant shall be subject to potential award as Earned Shares based upon the Company's performance with respect to unleveraged (i.e., excluding the effects of debt and interest) after-tax Cash Flow Return on Capital ("CFROC") compared against a peer group; and

            (ii) One half of the Total Potential Grant shall be subject to potential award as Earned Shares based on the Company's performance on total shareholder return ("TSR") compared against a peer group.

            TODCO, a publicly traded drilling company in which the Company currently owns a majority interest, is excluded from the CFROC calculation. More detailed definitions and the methodology for calculating the Earned Shares are set forth in Exhibit A.

      (b)   COMMITTEE DETERMINATIONS

            The Committee shall have absolute discretion to determine the number of Earned Shares to which you are entitled, if any, including without limitation such adjustments as may be necessary in the opinion of the Committee to account for changes since the date of the Award Letter. The Committee's determination shall be final, conclusive and binding upon you. You shall not have any right or claim with respect to any shares other than Earned Shares to which you become entitled in accordance herewith.

2.    VESTING

      (a) Unless vested on an earlier date as provided in this Appendix 1, the Earned Shares will vest in installments as set forth in the Vesting
            Schedule in your Award Letter.

      (b) In certain circumstances more particularly described in Sections 5 and 7 below, your Earned Shares may vest before these dates. In addition, the Committee may accelerate the vesting of all or a portion of your Earned Shares at any time in its discretion.

      (c)   You do not need to pay any purchase price for the Earned Shares.

3.    RESTRICTIONS

      Until and unless Earned Shares are granted to you, you do not own any of the Ordinary Shares potentially subject to this contingent award and may not attempt to sell, transfer, assign or pledge any such Ordinary Shares. Your Earned Shares, if any, will be registered in your name as of the Determination Date. The unvested portion of the Earned Shares will be held by the Company on your behalf until such Shares vest and may not be transferred, sold, assigned or pledged in any manner prior to vesting. You will be required to open a brokerage account with Charles Schwab & Co., Inc. ("Schwab"), or such other broker as the Company reserves the right to designate, prior to taking possession of any earned shares. Promptly after the Earned Shares vest, the net shares (total vested Earned Shares minus any Earned Shares retained to satisfy the tax withholding obligation of the Company, as described in Section 8), will be delivered in street name to your Schwab brokerage account (or, in the event of your death, to a Schwab brokerage account in the name of your beneficiary under the Plan or to such other brokerage account with another broker retained by the Company if Schwab is no longer retained by the Company) or, at the Company's option, a certificate for such shares will be delivered to you. There will be some delay between the date of vesting and the date your shares become available to you due to administrative reasons. Your vested Earned Shares will no longer be Restricted Shares.

4.    DIVIDENDS AND VOTING

      After the Determination Date, all cash dividends (if any) payable with respect to your Earned Shares, if any, will be paid directly to you at the same time dividends are paid with respect to all other Ordinary Shares of the Company. Also, after the Determination Date, you will have the right to vote your Earned Shares.

5.    TERMINATION OF EMPLOYMENT

      (a)   TERMINATION ON OR AFTER THE END OF THE PERFORMANCE CYCLE

            The terms set out in subsections (i)-(iv) of this Section 5(a) shall apply to the obtainment and vesting of Earned Shares in the event of your death, disability, retirement or other termination of employment on or after the last calendar day of the Performance Cycle. Subsections (i)-(iv) of this Section 5(a) shall not apply if any such event occurs prior to the last day of the Performance Cycle, in which case Section 5(b) shall apply.

            (i) DEATH OR DISABILITY. If your employment is terminated by reason of death or disability (as determined by the Committee), the normal determination of Earned Shares shall be made (if not already made) and all of your remaining unvested Earned Shares will vest upon the later of your date of termination due to death or disability and the Determination Date.

            (ii) CONVENIENCE OF THE COMPANY. If your employment is terminated for the convenience of the Company (as determined by the Committee), the normal determination of Earned Shares shall be made (if not already made) and all of your unvested Earned Shares will vest upon the later of the date of termination and Determination Date.

            (III) RETIREMENT. If your employment is terminated by reason of retirement (as defined below), the normal determination of Earned Shares shall be made (if not already made) and your unvested Earned Shares will vest upon the later of the date of retirement and the Determination Date.

            (iv) OTHER TERMINATION OF EMPLOYMENT. If your employment is terminated for any reason other than death, disability, termination for the convenience of the Company or retirement (as these terms are used herein), any of your Earned Shares which have not vested prior to your termination of employment will be forfeited.

      (b)   TERMINATION PRIOR TO THE END OF THE PERFORMANCE CYCLE

            The terms set out in subsections (i)-(iv) below of this Section
            5(b) shall apply to the obtainment and vesting of Earned Shares in the event of your death, disability, termination for the convenience of the Company, retirement or other termination of employment prior to the last day of the Performance Cycle.

            (i) DEATH OR DISABILITY. If your employment is terminated by reason of death or disability (as determined by the Committee), you will be entitled to earn a Pro-Rata Share (as defined below) of your Total Potential Grant. All such Earned Shares shall vest on the Determination Date.

            (ii) CONVENIENCE OF THE COMPANY. If your employment is terminated for the convenience of the Company (as determined by the Committee), you will be entitled to earn a Pro-Rata Share of your Total Potential Grant. All such Earned Shares shall vest on the Determination Date.

            (iii) RETIREMENT. If your employment is terminated by reason of retirement (as defined below), you will be entitled to earn a Pro-Rata Share of your Total Potential Grant. All such Earned Shares shall vest on the Determination Date.

            (iv) OTHER TERMINATION OF EMPLOYMENT. If your employment is terminated for any reason other than death, disability, termination for the convenience of the Company or retirement (as defined herein), you will not be entitled to any Earned Shares.

      (c)   DEFINITION OF RETIREMENT

            Retirement is defined for the purpose of this section of Appendix 1 as meeting the "Rule of 70", which requires a minimum age of 55, combined with years of service to total 70 or more. If you retire after the age of 55, yet your age and years of service do not lead to a combined 70, your termination will be treated as "Other Termination of Employment" described above, unless designated by the Committee in its discretion as a termination for the "Convenience of the Company".

      (d)   DEFINITION OF PRO-RATA SHARE

            Pro-Rata Share is determined by multiplying the number of Earned Shares which would have otherwise been earned had your employment not been terminated by a fraction, the numerator of which is the number of calendar days you were employed during the Performance Cycle after the Grant Date and the denominator of which is the total number of calendar days in the Performance Cycle after the Grant Date.

      (e)   ADJUSTMENTS BY THE COMMITTEE

            The Committee may, in its sole discretion, exercised before or after your termination of employment, accelerate the vesting of all or any portion of your Earned Shares.

      (f)   COMMITTEE DETERMINATIONS

            The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, including without limitation whether as a result of death, disability, convenience of the Company, retirement or any other reason, and its determination shall be final, conclusive and binding upon you.

6.    BENEFICIARY

      You may designate a beneficiary to receive any Earned Shares that become due to you after your death, and may change your beneficiary from time to time. Beneficiary designations should be filed with the Administrator of the Long-Term Incentive Plan in the Corporate Human Resources Department. If you fail to designate a beneficiary, Earned Shares due to you under the Plan will be issued to the executor or administrator of your estate in the event of your death.

7.    CHANGE OF CONTROL

      (a)   ACCELERATION OF VESTING

            If you are employed by the Company on the date of a Change of Control of the Company and the Determination Date has not occurred, you will be entitled to 50% of your Total Potential Grant, with vesting to occur upon the Change of Control of the Company. If you are employed by the Company on the date of a Change of Control and the Determination Date has occurred, all Earned Shares shall vest upon the Change of Control of the Company.

      (b)   SECTION 280G LIMITATION

            Notwithstanding anything in the Award Letter and this Appendix 1 to the contrary, if all or any portion of the benefits provided hereunder, either alone or together with other payments and benefits received or to be received from the Company or any affiliate or successor, would constitute a "parachute payment", as such term is defined in Section 280G(b)(2) of the U.S. Internal Revenue Code of 1986 (the "Code"), and the amount of the parachute payment, reduced by all U.S. federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Code Section 4999, is less than the amount you would receive if you were paid three times your "base amount," as defined in Code Section 280G(b)(3), less one dollar, reduced by all U.S. federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount less one dollar, and, to the extent necessary, the award or vesting of Earned Shares shall be reduced by the Committee in order that this limitation not be exceeded; provided, however, that this Section 7(b) shall be superceded in its entirety by (i) any contrary treatment of parachute payments to which you have agreed in writing prior to the Change of Control pursuant to any other plan, program or agreement, or (ii) any more favorable treatment of the excise tax on parachute payments extended to you by the Company or its affiliates pursuant to any other plan, program or agreement.

8.    INCOME TAX WITHHOLDING

      (a) You should consult the Long-Term Incentive Plan Prospectus for a general summary of the U.S. federal income tax consequences to you from the Restricted Ordinary

            Shares based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax law. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

      (b) You must make arrangements satisfactory to the Company to satisfy any applicable U.S. federal, state or local withholding tax liability arising from the vesting of the Earned Shares. You can either make a cash payment to Schwab of the required amount or you can elect to satisfy your withholding obligation by having Schwab retain Ordinary Shares having a value approximately equal to the amount of your withholding obligation from the Earned Shares otherwise deliverable to you upon the vesting of such shares. You may not elect for such withholding to be greater than the minimum statutory withholding tax liability arising from the vesting of the Earned Shares. If, alternatively, you make an election pursuant to Code Section 83(b) to have the value of the Earned Shares included in your gross income prior to their vesting, you may not satisfy your withholding obligations through the sale of Earned Shares, but instead must make a cash payment or such other arrangement satisfactory to the Company to satisfy the minimum statutory withholding tax liability arising from such election, and you must notify the Company that you are making the Code Section 83(b) election no later than the day on which you make the election. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you. Further, any dividends on the Earned Shares paid to you pursuant to Section 4 above prior to their vesting will generally be subject to federal, state and local tax withholding, as appropriate, as additional compensation.

      (c) In addition, you must make arrangements satisfactory to the Company to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from the Restricted Ordinary Shares. You may not elect to have Schwab withhold Earned Shares having a value in excess of the minimum statutory withholding tax liability. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

9.    RESTRICTIONS ON RESALE

      Other than the restrictions referenced in paragraph 3, there are no restrictions imposed by the Plan on the resale of Earned Shares acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the "Securities Act") and the rules and regulations of the Securities and Exchange Commission (the "SEC"), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be "affiliates" of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. These restrictions do not apply to persons who are not affiliates of the Company; provided, however, that all employees are subject to the Company's policies against insider trading, and restrictions on resale may be imposed by the Company from time-to-time as may be necessary under applicable law.

10.   EFFECT ON OTHER BENEFITS

      Income recognized by you as a result of the grant or vesting of Earned Shares or dividends on your Earned Shares will not be included in the formula for calculating benefits under any of the Company's retirement and disability plans or any other benefit plans.

If you have any questions regarding your contingent award or would like to obtain additional information about the Plan or the Committee, please contact the Company's Director of Compensation and Benefits, Human Resources Department,
P. O. Box 2765, Houston, Texas 77252. Your Award Letter and this Appendix 1 contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

       EXHIBIT "A" TO EMPLOYEE CONTINGENT RESTRICTED ORDINARY SHARE AWARD

A. DEFINITIONS:

1. TOTAL SHAREHOLDER RETURN

Total Shareholder Return ("TSR") through the Performance Cycle is based on the comparison of the closing share price for the thirty (30) business days prior to start of the Performance Period and the average closing share price for the last thirty (30) business days in the Performance Period. The same calculation is conducted for the Company and all the companies in the following group:

         GlobalSantaFe         Ensco
         Noble                 Diamond
         Pride                 Rowan
         Nabors                Baker Hughes
         BJ                    Schlumberger
         Halliburton           Smith
         Weatherford           Tidewater

The companies are then ranked from best to worst in percent improvement/deterioration in share price, adjusted for dividends.

2. CASH FLOW RETURN ON CAPITAL

A calculation of unleveraged (i.e., excluding the effects of debt and interest) after-tax Cash Flow Return on Capital ("CFROC") is determined by taking an average of all quarterly results in the Performance Period. The quarterly calculation is made as follows:

Net Income (loss)

  Plus:          Impairment of assets, net of tax
  Plus:          Depreciation expense
  Plus (Minus):  Interest (income) expense
  Plus (Minus):  (Gain) loss on disposal of assets, net of tax
  Plus (Minus):  Unusual tax (benefits) expense
  Divided by:    Quarterly Weighted Average Tangible Capital

Where Tangible Capital Equals:

Total Equity
  Plus:          Debt (Short & Long Term)
  Minus:         Cash & cash equivalents
                   (to the extent they are less than or equal to Short Term
                   Debt)
  Plus:          Accumulated Depreciation
  Minus:         Goodwill

These calculations and the adjustments indicated above are made on the basis of audited, publicly available data from annual reports and unaudited publicly available data from quarterly reports filed with the Securities and Exchange Commission by Transocean and the other companies. The adjustments are applied so as to "normalize" the measure and ensure the integrity of the ranking process. TODCO, a publicly traded drilling company in which the Company currently owns a majority interest, is excluded from the CFROC calculation.

The calculation is applied and a ranking made from best to worst for the Company and the following group of companies:

         GlobalSantaFe             Ensco
         Noble                     Diamond
         Pride                     Rowan
         Nabors                    Helmerich & Payne
         Tidewater

B. COMMITTEE METHODOLOGY:

Once the calculations and rankings are completed for both TSR and CFROC for the Performance Period, the number of shares that may become earned is determined. In particular, a #1 ranking for both TSR and CFROC would result in a determination that all shares may become earned. A ranking at or below 8th and 11th for CFROC and TSR, respectively, would result in a determination that no shares become earned. Share determination percentages for rankings between these boundaries are made in accordance with the payout grid attached hereto.

C. EXAMPLE

Employee Award:      600 shares (Maximum Award)
Performance Period:  01/01/04 - 12/31/05
Determination Date:  04/15/06
TSR Ranking:         5th of 15
CFROC Ranking:       2nd of 10
Earned Percentage:   80%
Earned Shares:       480
Vesting Schedule:
                     160 shares on Determination Date
                     160 shares on 01/01/07
                     160 shares on 01/01/08

NOTE: THE COMMITTEE MAY IN ITS SOLE DISCRETION INTERPRET THE FORMULA AND REVISE THE MAKEUP OF THE COMPANY GROUP(S) OR MODIFY THE TSR OR CFROC CALCULATIONS OR APPLICATION IN RESPONSE TO MERGER ACTIVITY AMONGST COMPANIES OR OTHER EVENTS ACTUALLY OR POTENTIALLY AFFECTING THE PERFORMANCE MEASURE(S). THE COMMITTEE'S DETERMINATION WILL BE FINAL AND BINDING.

                PAYOUT GRID FOR CONTINGENT SHARES BASED ON TSR /
                           CFROC PERFORMANCE MEASURES

         CFROC
TSR        1          2       3        4         5        6        7         8        9        10
---       ---        --      --       --        --       --       --        --       --        --
 1        100%       95%     90%      85%       80%      75%      70%       65%      50%       50%
 2         96%       91%     86%      81%       76%      71%      66%       61%      46%       46%
 3         93%       88%     83%      78%       73%      68%      63%       58%      43%       43%
 4         89%       84%     79%      74%       69%      64%      59%       54%      39%       39%
 5         85%       80%     75%      70%       65%      60%      55%       50%      35%       35%
 6         81%       76%     71%      66%       61%      56%      51%       46%      31%       31%
 7         78%       73%     68%      63%       58%      53%      48%       43%      28%       28%
 8         74%       69%     64%      59%       54%      49%      44%       39%      24%       24%
 9         70%       65%     60%      55%       50%      45%      40%       35%      20%       20%
10         66%       61%     56%      51%       46%      41%      36%       31%      16%       16%
11         63%       58%     53%      48%       43%      38%      33%        0%       0%        0%
12         50%       45%     40%      35%       30%      25%      20%        0%       0%        0%
13         50%       45%     40%      35%       30%      25%      20%        0%       0%        0%
14         50%       45%     40%      35%       30%      25%      20%        0%       0%        0%
15         50%       45%     40%      35%       30%      25%      20%        0%       0%        0%